EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 0.6%; EPS Increases 17.3% to $13.42

MEMPHIS, Tenn., May 22, 2018 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.7 billion for its third quarter (12 weeks) ended May 5, 2018, an increase of 1.6% from the third quarter of fiscal 2017 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 0.6% for the quarter.

Net income for the quarter increased 10.6% over the same period last year to $366.7 million, while diluted earnings per share increased 17.3% to $13.42 per share from $11.44 per share in the year-ago quarter.  Net income and diluted earnings per share benefitted from a lower effective income tax rate, primarily due to the recent tax reform.

For the quarter, gross profit, as a percentage of sales, was 53.5% (versus 52.6% for the same period last year).  The increase in gross margin was attributable to higher merchandise margins and the favorable comparison from the impact of the previously announced sale of two business units completed during the quarter (40 bps).  Operating expenses, as a percentage of sales, were 33.0% (versus 32.4% the same period last year), with deleverage driven by occupancy costs (27 bps) and increased store payroll.

Under its share repurchase program, AutoZone repurchased 599 thousand shares of its common stock for $400 million during the third quarter, at an average price of $667 per share.  Year-to-date, the Company had repurchased 1.4 million of its common shares for $927 million, at an average price of $651 per share.  At the end of the third quarter, the Company had $897 million remaining under its current share repurchase authorization.

The Company’s inventory increased 3.7% over the same period last year, driven by new stores and increased product placement, partially offset by the impact of the sale of two business units.  Inventory per location was $658 thousand versus $653 thousand last year and $671 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $48 thousand versus negative $47 thousand last year and negative $46 thousand last quarter.

“I would like to thank our entire organization for delivering solid financial results in spite of a softer than expected sales environment.  As we entered the third quarter, we were optimistic about our sales prospects for Q3 since we were coming off the first reasonably severe winter in the last three years.  Unfortunately, we had a very cold, wet spring through March and much of April and our sales didn’t respond until spring-like weather arrived in late April.  When the conditions improved, our performance improved significantly which reinforces our optimism about the balance of the selling season.  Our ongoing initiatives, which include enhanced inventory availability, further commercial acceleration and new omni-channel selling initiatives, continue to gain traction as we roll them further across our chain.  As we continue to invest in our business, we remain committed to our disciplined approach of increasing operating earnings and cash flow, and utilizing our balance sheet and capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 5, 2018, AutoZone opened 26 new stores and relocated two stores in the U.S., opened four new stores in Mexico and opened no new stores in Brazil.  As of May 5, 2018, the Company had 5,540 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 536 stores in Mexico, and 16 stores in Brazil for a total store count of 6,092.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States.  Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 22, 2018, beginning at 10:00 a.m. (EDT) to discuss its third quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, May 29, 2018, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR and cash flow before share repurchases.  The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements.  Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate.

These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; access to available and feasible financing; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire and retain qualified employees; construction delays; the compromising of the confidentiality, availability, or integrity of information, including cyber attacks; and raw material costs of our suppliers.  Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 26, 2017, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com

AutoZone's 3rd Quarter Highlights - Fiscal 2018

Condensed Consolidated Statements of Operations
3rd Quarter, FY2018
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 5, 2018	May 6, 2017

Net sales	$2,660,152	$2,619,007
Cost of sales	1,237,178	1,240,589
Gross profit	1,422,974	1,378,418
Operating, SG&A expenses	877,209	848,848
Operating profit (EBIT)	545,765	529,570
Interest expense, net	41,958	35,675
Income before taxes	503,807	493,895
Income taxes(1)	137,086	162,195
Net income	$366,721	$331,700
Net income per share:
Basic	$13.62	$11.70
Diluted(1)	$13.42	$11.44
Weighted average shares outstanding:
Basic	26,926	28,358
Diluted	27,329	29,005

(1) For the twelve weeks ended May 5, 2018 and the comparable prior year period, net income per share includes excess tax benefits from stock option exercises related to the adoption of ASU 2016-09 of $0.01 and $0.40, respectively. Additionally, the current quarter results benefitted from the recent tax reform

Year-To-Date 3rd Quarter, FY2018
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 5, 2018	May 6, 2017

Net sales	$7,662,309	$7,376,071
Cost of sales	3,596,442	3,490,575
Gross profit	4,065,867	3,885,496
Operating, SG&A expenses	2,846,250	2,513,054
Operating profit (EBIT)	1,219,617	1,372,442
Interest expense, net	120,186	103,180
Income before taxes	1,099,431	1,269,262
Income taxes (1)	162,177	422,293
Net income	$937,254	$846,969
Net income per share:
Basic	$34.32	$29.57
Diluted(1)	$33.75	$28.86
Weighted average shares outstanding:
Basic	27,306	28,638
Diluted	27,769	29,349

(1) For the thirty-six weeks ended May 5, 2018 and the comparable prior year period, net income per share includes excess tax benefits from stock option exercises related to the adoption of ASU 2016-09 of $1.25 and $0.93, respectively. Additionally, year-to-date results were negatively impacted by asset impairments of $193.2MM (pre-tax) recognized in the second quarter of fiscal 2018, and benefitted from the recent tax reform (effective January 1, 2018)
GAAP Reconciliations
(in thousands, except per share data)

Selected Balance Sheet Information
(in thousands)
	May 5, 2018	May 6, 2017	August 26, 2017
Cash and cash equivalents	$218,386	$227,141	$293,270
Merchandise inventories	4,005,820	3,861,052	3,882,086
Current assets	4,671,277	4,507,249	4,611,255
Property and equipment, net	4,122,966	3,904,152	4,031,018
Total assets	9,301,769	9,028,264	9,259,781
Accounts payable	4,296,677	4,140,690	4,168,940
Current liabilities	4,918,336	4,793,540	4,766,301
Total debt	4,954,697	5,152,843	5,081,238
Stockholders' deficit	(1,361,603)	(1,714,214)	(1,428,377)
Working capital	(247,059)	(286,291)	(155,046)

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	May 5, 2018	May 6, 2017
Net income	$1,371,154	$1,273,737
Add: Impairment before tax impact	193,162	-
Interest	171,586	148,968
Taxes	384,504	653,103
Adjusted EBIT	2,120,406	2,075,808

Add: Depreciation and amortization	340,154	313,920
Rent expense	314,525	294,641
Share-based expense	38,460	40,716
EBITDAR	$2,813,545	$2,725,085

Debt	$4,954,697	$5,152,843
Capital lease obligations	160,452	151,961
Add: rent x 6	1,887,150	1,767,846
Adjusted debt	$7,002,299	$7,072,650

Adjusted debt to EBITDAR	2.5	2.6

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 5, 2018	May 6, 2017	May 5, 2018	May 6, 2017

Depreciation and amortization	$79,754	$75,343	$237,091	$219,988
Capital spending	112,401	141,831	327,148	357,934

Cash flow before share repurchases:
Increase (decrease) in cash and cash equivalents	$(70,136)	$16,492	$(74,884)	$37,407
Less (decrease)/increase in debt	(90,000)	5,100	(129,600)	230,700
Add back share repurchases	399,701	283,564	927,155	844,183
Cash flow before share repurchases and changes in debt	$419,565	$294,956	$981,871	$650,890

Other Selected Financial Information
(in thousands, except ROIC)
	May 5, 2018	May 6, 2017

Cumulative share repurchases ($ since fiscal 1998)	$18,753,453	$17,598,832
Remaining share repurchase authorization ($)	896,547	1,051,168

Cumulative share repurchases (shares since fiscal 1998)	143,714	141,924

Shares outstanding, end of quarter	26,662	28,155

	Trailing 4 Quarters
	May 5, 2018	May 6, 2017
Net income	$1,371,154	$1,273,737
Adjustments:
Impairment before tax impact	193,162	-
Interest expense	171,586	148,968
Rent expense	314,525	294,641
Tax effect*	(184,103)	(150,383)
Deferred tax liabilities, net	(136,679)	-
After-tax return	$1,729,645	$1,566,963

Average debt**	5,043,061	5,035,993
Average stockholders' deficit**	(1,471,968)	(1,817,540)
Add: Rent x 6	1,887,150	1,767,846
Average capital lease obligations**	155,729	145,749
Pre-tax invested capital	$5,613,972	$5,132,048

Return on Invested Capital (ROIC)	30.8%	30.5%

* Effective tax rate over trailing four quarters ended May 5, 2018, excluding the impact of the revaluation of net deferred tax liabilities, is 28.3% and May 6, 2017 is 33.9%.

** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2018
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Location Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended		36 Weeks Ended
	May 5, 2018		May 6, 2017		May 5, 2018		May 6, 2017
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,514		5,346		5,465		5,297
Stores opened	26		35		77		84
Stores closed	-		-		2		-
Ending domestic stores	5,540		5,381		5,540		5,381

Relocated stores	2		2		3		4

Stores with commercial programs	4,683		4,493		4,683		4,493

Square footage (in thousands)	36,216		35,150		36,216		35,150

AutoZone Mexico stores:
Stores opened	4		8		12		16
Total stores in Mexico	536		499		536		499

AutoZone Brazil stores:
Stores opened	-		-		2		1
Total stores in Brazil	16		9		16		9

Total AutoZone stores	6,092		5,889		6,092		5,889
Square footage (in thousands)	40,294		38,900		40,294		38,900
Square footage per store	6,614		6,606		6,614		6,606

IMC branches:
Branches sold	(26)		-		(26)		-
Total IMC branches	-		26		-		26

Total locations chainwide	6,092		5,915		6,092		5,915

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters		Trailing 4 Quarters
Total AutoZone Parts (Domestic, Mexico and Brazil)	May 5, 2018		May 6, 2017		May 5, 2018		May 6, 2017
Sales per average store	$425		$424		$1,785		$1,768
Sales per average square foot	$64		$64		$270		$268

Total Auto Parts (Domestic, Mexico, Brazil and IMC)
Total auto parts sales	$2,610,485	(1)	$2,530,689		$10,849,645	(1)	$10,408,512
% Increase vs. LY	3.2%		1.1%		4.2%		2.5%

Domestic Commercial
Total domestic commercial sales	$535,187		$498,575		$2,154,853		$2,025,481
% Increase vs. LY	7.3%		3.6%		6.4%		5.5%

All Other (ALLDATA, E-Commerce and AutoAnything)
All other sales	$49,667	(2)	$88,318		$325,268	(2)	$366,329
% Increase vs. LY	(43.8% )		(2.5% )		(11.2% )		(0.9% )

(1) Results include IMC which was sold during the quarter, effective April 4, 2018
(2)	Results include AutoAnything, which was sold during the quarter, effective February 26, 2018

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended		36 Weeks Ended
	May 5, 2018		May 6, 2017		May 5, 2018		May 6, 2017
Domestic same store sales	0.6%		(0.8% )		1.7%		0.2%

Inventory Statistics (Total Locations)
	as of		as of
	May 5, 2018		May 6, 2017
Accounts payable/inventory	107.3%		107.2%

($ in thousands)
Inventory	$4,005,820		$3,861,052
Inventory per location	658		653
Net inventory (net of payables)	(290,857)		(279,638)
Net inventory / per location	(48)		(47)

	Trailing 5 Quarters
	May 5, 2018		May 6, 2017
Inventory turns	1.3	x	1.4	x